Exhibit 99.1

Lux Health Tech Acquisition Corp. Announces Cancellation of Special Meeting of Stockholders and Liquidation

New York, NY — October 7, 2022 — Lux Health Tech Acquisition Corp. (the “Company”) today announced that it has cancelled its special meeting of stockholders that was previously scheduled for 9:00 AM Pacific time on October 13, 2022, and that, because the Company will not consummate an initial business combination within the time period required by its Second Amended and Restated Certificate of Incorporation, the Company intends to dissolve and liquidate, effective as of the close of business on October 29, 2022, and will redeem all of the outstanding shares of Class A common stock that were included in the units issued in its initial public offering (the “Public Shares”), at a per-share redemption price of approximately $10.04.

As of the close of business on October 29, 2022, the Public Shares will be deemed cancelled and will represent only the right to receive the redemption amount.  Record holders will receive their pro rata portion of the proceeds of the trust account by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the redemption amount. The redemption of the Public Shares is expected to be completed within ten business days after October 29, 2022.

The Company’s sponsor has agreed to waive its redemption rights with respect to its outstanding Class B common stock issued prior to the Company’s initial public offering. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

The Company expects that Nasdaq will file a Form 25 with the United States Securities and Exchange Commission (the “Commission”) to delist the Company’s securities. The Company thereafter expects to file a Form 15 with the Commission to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on the Company’s current expectations and are subject to numerous conditions, risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 30, 2022, and the Company’s quarterly reports on Form 10-Q filed with the SEC, each available on the SEC’s website, www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact: Scott Rubin

Email: scott.rubin@luxcapital.com